EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-159584, 333-95987 and 333-233485 on Form S-8 and No. 333-249024 on Form S-3 of First Capital, Inc. of our report dated March 31, 2025 on the consolidated financial statements of First Capital, Inc. for the year ended December 31, 2024, which appears in this Annual Report on Form 10-K.

/s/  Crowe LLP

Louisville, Kentucky

March 31, 2025